EXHIBIT 21.1
Royal Gold, Inc. and Its Subsidiaries
Denver Mining Finance Company (1)
Royal Trading Company (1)
Royal Gold Chile Limitada (1)
Battle Mountain Gold (Canada) (1)
Calgom Mining, Inc. (1) (4)
Mono County Mining Company (1)
Royal Camp Bird, Inc. (1)
Royal Crescent Valley, Inc. (1)
Royal Kanaka Creek Corporation (1)
Environmental Strategies, Inc. (2)
Greek American Exploration Ltd. (3)
Sofia Minerals Ltd. (5)
Royal Gold Pty, Ltd.
RG Russia, Inc. (1)
High Desert Mineral Resources, Inc. (1)

(1)	Owned 100% by Royal Gold, Inc.

(2)	Owned 100% by Denver Mining Finance Company

(3)	Owned 50% by Royal Gold, Inc.

(4)	Owns a 100% interest in the Goldstripe Project.

(5)	Owned 25% by Royal Gold, Inc.